PORTFOLIO RECOVERY ASSOCIATES TO ACQUIRE MUNISERVICES, ENHANCING PRESENCE IN GOVERNMENT SECTOR

Transaction Expected to Be Immediately Accretive to Earnings

NORFOLK, Va., June 24, 2008 – Portfolio Recovery Associates, Inc. (Nasdaq: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today announced that it has entered into a definitive agreement to acquire MuniServices, LLC, which specializes in revenue enhancement for government clients.

The purchase of privately held MuniServices is scheduled to close on July 1, 2008, with Portfolio Recovery Associates paying a total of $24.6 million ($22.5 million in cash and $2.1 million in common stock) for 100% of the membership interests of MuniServices. The purchase price could increase by a total of $4.5 million in stock through contingent payments in 2008 and 2009 related to specific operating goals.  Closing is subject to customary terms and conditions.

Portfolio Recovery Associates anticipates the acquisition will be immediately accretive to earnings. The Company intends to discuss the acquisition further during its second-quarter 2008 earnings call.

“The acquisition of MuniServices, a leader in the government revenue administration business, enhances Portfolio Recovery Associates’ existing efforts in the government sector. With nine of the 10 largest cities in California as clients, MuniServices provides a great complement to our RDS business. MuniServices brings to Portfolio Recovery Associates not only a strong client base, but a similar operating philosophy and management culture.  We are very happy to welcome MuniServices and its management team aboard,” said Steven D. Fredrickson, Chairman, President and Chief Executive Officer of Portfolio Recovery Associates.

“We are very pleased to be joining Portfolio Recovery Associates. With the resources available to us as part of a larger organization, we intend to expand the MuniServices’ footprint both among our existing clients and through geographic and product expansion. In addition, we anticipate the integration of talent and resources with Portfolio Recovery Associates will yield increased opportunities for professional growth and fulfillment for our employees.  We are proud to be part of an organization with such a great reputation for long-term vision and maintaining growth in varying economic conditions,” said Marc Herman, MuniServices’ President and Chief Executive Officer.

Herman and his management team have agreed to enter into long-term employment agreements with Portfolio Recovery Associates.

MuniServices was founded in 1978 and is a leading provider of revenue enhancement and related services to state and local governments.  Although most of its clients are in California, it also serves clients in Texas, Florida, Pennsylvania, Georgia, Nevada and the District of Columbia.  MuniServices has a workforce of approximately 115 employees.

About Portfolio Recovery Associates, Inc.
Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The Company’s primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to growth prospects generally and from the acquisition of MuniServices, LLC to earnings, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates’ presentations and web casts. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk of the acquisition not closing and, if it closes, risks associated with the integration of the acquisition into the Company and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company’s website, which contain a more detailed discussion of the Company’s business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com